Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports Second Quarter Results

ST. LOUIS (May 7, 2021) - Spire Inc. (NYSE: SR) today reported results for its fiscal second quarter ended March 31, 2021. Highlights include:

•	Second quarter fiscal 2021 net income of $187.4 million ($3.55 per diluted share), compared to $133.6 million ($2.54 per share) in the prior year
•	Net economic earnings* (NEE) of $195.6 million ($3.71 per share), up from $144.0 million ($2.75 per share) a year ago, reflecting strong Spire Marketing performance
•	Results for Spire Marketing include value created during the February cold weather event, and our fiscal 2021 NEE guidance range has been increased to $4.30 - $4.50 per share

“During February’s severe winter weather, teams across Spire ensured our communities maintained access to the energy they needed to stay safe and warm, while doing everything we could to minimize impact to cost. At the same time, our Spire Marketing business was well positioned to meet customer needs, while also capturing additional value,” said Suzanne Sitherwood, president and chief executive officer. “Our exceptional operating performance reflects thoughtful preparation and the benefits of our investments in natural gas supply, storage resources and the Spire STL Pipeline. We are also delivering on our commitment to be a carbon neutral company by midcentury, and will be issuing an update on our ESG progress next week in our third annual Corporate Social Responsibility report.”

Second Quarter Results	Three Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2021	2020	2021	2020
Net Economic Earnings* by Segment
Gas Utility	$159.7	$144.3
Gas Marketing	39.8	5.1
Other	(3.9)	(5.4)
Total	$195.6	$144.0	$3.71	$2.75
Missouri regulatory adjustment (Court Ruling), pre-tax	9.0	—	0.17	—
Other net economic earnings adjustments, pre-tax	(20.1)	(13.8)	(0.39)	(0.27)
Income tax effect of pre-tax adjustments	2.9	3.4	0.06	0.06
Net Income	$187.4	$133.6	$3.55	$2.54
Weighted Average Diluted Shares Outstanding	51.7	51.1

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net income for the three months ended March 31, 2021, the second quarter of our fiscal year, was $187.4 million ($3.55 per diluted share), up from $133.6 million ($2.54 per share) a year ago.

Net economic earnings (NEE) for the second quarter of fiscal 2021 was $195.6 million ($3.71 per share) up from $144.0 million ($2.75 per share) last year, reflecting especially strong Gas Marketing performance, improved performance at our gas utilities and lower interest expense.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Second quarter NEE was $159.7 million, up from $144.3 million in the prior year, reflecting a higher contribution margin and lower expenses after removing the impact of the reclassification of certain pension costs to “Other Income (Expense)” below the operating income line.

Contribution margin increased $22.0 million, reflecting higher usage of $7.3 million. Degree days in the current year quarter were about 2% warmer than normal in Missouri and Alabama, but 11% and 32% colder versus the prior year, respectively, resulting in higher usage compared to the prior year. Margin also benefited from higher Infrastructure System Replacement Surcharge (ISRS) revenues of $6.6 million (including an ISRS rulings provision of $2.2 million last year), and favorable rate adjustments at Spire Alabama of $4.3 million.

Operation and maintenance (O&M) expenses of $104.0 million for the quarter were $8.2 million higher than the same period a year ago. However, after removing a $19.1 million year-over-year impact from the reclassification of certain pension costs to below the operating income line (no bottom line impact), and a court ruling that reversed $9.0 million of pension charge due to disallowed costs in Spire Missouri’s last rate case, O&M expenses were down $1.9 million. This decrease reflects lower costs for operational, administrative and employee-related expenses. Depreciation and amortization expenses increased $2.5 million from last year, reflecting incremental capital investment. Taxes other than income taxes increased $4.7 million due to higher gross receipts taxes.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across most of the United States. Second quarter NEE was $39.8 million, up from $5.1 million in the prior year. During the quarter, Spire Marketing saw significantly higher volumes and margins as a result of extreme market conditions due to the February cold weather event, including monetizing incremental storage capacity.

Other

Other gas-related operations and corporate costs on an NEE basis for the second quarter were $3.9 million in fiscal 2021, compared to $5.4 million a year ago reflecting improved performance at Spire Storage and lower interest expense.

Year-to-Date Results	Six Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2021	2020	2021	2020
Net Economic Earnings* by Segment
Gas Utility	$236.1	$213.4
Gas Marketing	43.1	11.2
Other	(6.7)	(8.8)
Total	$272.5	$215.8	$5.12	$4.06
Missouri regulatory adjustment (Court Ruling), pre-tax	9.0	—	0.18	—
Other net economic earnings adjustments, pre-tax	(4.1)	(20.1)	(0.08)	(0.39)
Income tax effect of pre-tax adjustments	(1.1)	4.9	(0.02)	0.10
Net Income	$276.3	$200.6	$5.20	$3.77
Weighted Average Diluted Shares Outstanding	51.7	51.1

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first six months of fiscal 2021, we reported consolidated net income of $276.3 million ($5.20 per diluted share) compared to $200.6 million ($3.77 per share) for the prior year.

NEE for the six months ended March 31, 2021 was $272.5 million ($5.12 per share), up from $215.8 million ($4.06 per share) a year ago. The increase in NEE reflects higher Gas Marketing and Gas Utility earnings, and lower other costs.

Gas Utility

For the first six months of fiscal 2021, the Gas Utility segment reported NEE of $236.1 million, up $22.7 million from a year ago, reflecting a higher contribution margin offset by slightly higher operating expenses (excluding the pension reclassification noted earlier).

Year-to-date segment contribution margin increased by $29.6 million. The higher margin reflects a $13.1 million increase in ISRS revenues (including the ISRS ruling provision last year) for our Missouri utilities, and a net year-to-date rate adjustment of $3.0 million for Spire Alabama. Margin also benefitted by $8.4 million from higher usage due to colder weather compared to the prior-year period.

O&M expenses increased by $2.6 million compared to the prior-year period. However, after removing the $18.1 million pension reclassification and adjusting for the $9.0 million reversal of a 2018 pension charge noted earlier, O&M was down $6.5 million, reflecting lower operations and employee-related expenses. Depreciation and amortization rose by $4.7 million reflecting increased capital investment across our utilities.

Gas Marketing

NEE was $43.1 million in the first half of fiscal 2021, up from $11.2 million in the prior-year period, driven by the strong second quarter results this year as a result of extreme market conditions due to the February 2021 cold weather event including optimization of incremental storage positions.

Other

On an NEE basis, year-to-date other gas-related operations and corporate costs were $6.7 million, down from $8.8 million in the prior-year period. The improvement was driven by better results from Spire Storage, offset by slightly higher corporate costs.

Balance Sheets and Cash Flow

In the second quarter of fiscal 2021, we maintained a solid capital structure and ample liquidity. Short-term borrowings outstanding at March 31, 2021, were $653.5 million, up from $560.6 million at March 31, 2020, reflecting lower cash flow from operations and seasonal working capital needs that typically peak during the winter. We retain significant capacity in our revolving credit facility, cash position and related commercial paper program to meet our liquidity needs. To maintain financial flexibility in the wake of the February cold weather event, Spire Missouri entered into a 364-day term loan for $250 million on March 23, 2021.

On February 18, 2021, Spire completed an offering of Equity Units for gross proceeds of $175 million, initially recorded as long-term debt. Net proceeds were used, in part, to repay short-term debt under our commercial paper program. This offering satisfies our planned equity needs for fiscal 2021.

Net cash provided by operating activities was $159.2 million for the six months ended March 31, 2021, down from $321.7 million for the first six months of fiscal 2020, largely due to fluctuations in working capital balances.

Capital expenditures for the first half of fiscal 2021 were $303.5 million, down from $346.1 million in the prior year mainly due to decreased investment in the Spire STL Pipeline that was placed into service early in fiscal 2020. Capital expenditures for our gas utilities were up slightly from last year.

For additional details on Spire’s results for the second quarter of fiscal 2021, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Guidance and Outlook

As a result of the performance of Spire Marketing in our second quarter, we are increasing our fiscal 2021 NEE expectation range to $4.30 - $4.50 per share. First half results and our strong financial position at March 31 also allowed us to reduce our planned equity needs through 2023.

Our annual long-term NEE per share growth target remains 5-7 percent, driven by continued, consistent growth of our gas utilities. Our long-term targets are based on expected annual rate base growth of 7-8 percent driven by investment in pipeline upgrades as well as technology upgrades and new business. The pipeline upgrades enhance system reliability and safety while supporting further reductions in methane emissions.

We affirm our 5-year capital expenditures outlook through fiscal 2025 of $3.0 billion and our expected fiscal 2021 investment of $590 million.

Regulatory Matters

Missouri rate review progressing

Our Missouri rate review continues to progress according to schedule. The next milestones in the procedural schedule call for other interested parties to the case to submit their testimony on May 12 in regard to revenue requirements. This will include recommendations on return on equity and capital structure. Then on May 26, they will submit testimony on rate design.

Spire Missouri will update information in its initial filing through the test year update period ending May 31, 2021. Local public hearings are scheduled for late June, with hearings before the Missouri Public Service Commission (MoPSC) slated for July and August.

Spire Missouri filed its rate review with the MoPSC in December 2020, seeking recovery of costs and more than $850 million in capital investments since 2018 to make our system safer, more reliable and cleaner for our customers and communities.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.65 per share, payable July 2, 2021, to shareholders of record on June 11, 2021. We have continuously paid a cash common stock dividend since 1946, with 2021 marking the 18th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90 percent Series A Cumulative Redeemable Preferred Stock payable August 16, 2021, to holders of record on July 26, 2021.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss our fiscal 2021 second quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Friday, May 7
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on May 7 until June 6, 2021, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10153426.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Operating Revenues	$1,104.9	$715.5	$1,617.5	$1,282.4
Operating Expenses:
Natural gas	619.1	297.1	800.3	559.0
Operation and maintenance	119.0	105.7	230.6	222.3
Depreciation and amortization	51.5	49.2	102.3	96.7
Taxes, other than income taxes	57.9	53.0	94.0	91.6
Total Operating Expenses	847.5	505.0	1,227.2	969.6
Operating Income	257.4	210.5	390.3	312.8
Interest Expense, Net	25.8	27.2	51.5	53.9
Other Income (Expense), Net	1.8	(19.5)	6.1	(13.8)
Income Before Income Taxes	233.4	163.8	344.9	245.1
Income Tax Expense	46.0	30.2	68.6	44.5
Net Income	187.4	133.6	276.3	200.6
Provision for preferred dividends	3.7	3.7	7.4	7.4
Income allocated to participating securities	0.3	0.2	0.4	0.3
Net Income Available to Common Shareholders	$183.4	$129.7	$268.5	$192.9

Weighted Average Number of Shares Outstanding:
Basic	51.6	51.0	51.6	51.0
Diluted	51.7	51.1	51.7	51.1

Basic Earnings Per Common Share	$3.56	$2.55	$5.21	$3.78
Diluted Earnings Per Common Share	$3.55	$2.54	$5.20	$3.77
Dividends Declared Per Common Share	$0.65	$0.6225	$1.30	$1.245

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2021	2020	2020
ASSETS
Utility Plant	$6,974.3	$6,766.3	$6,369.4
Less: Accumulated depreciation and amortization	2,145.1	2,086.2	1,848.4
Net Utility Plant	4,829.2	4,680.1	4,521.0
Non-utility Property	457.0	432.3	547.4
Other Investments	76.4	71.7	68.1
Total Other Property and Investments	533.4	504.0	615.5
Current Assets:
Cash and cash equivalents	104.0	4.1	108.4
Accounts receivable, net	595.6	253.3	353.0
Inventories	180.0	191.5	127.1
Other	160.4	141.7	130.3
Total Current Assets	1,040.0	590.6	718.8
Deferred Charges and Other Assets	2,534.2	2,466.5	2,162.7
Total Assets	$8,936.8	$8,241.2	$8,018.0

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,563.9	1,600.8	1,571.9
Retained earnings	920.1	720.7	902.3
Accumulated other comprehensive gain (loss)	5.3	(41.2)	(50.6)
Total Shareholders' Equity	2,731.3	2,522.3	2,665.6
Temporary equity	8.2	3.4	3.9
Long-term debt (less current portion)	2,692.5	2,423.7	2,484.8
Total Capitalization	5,432.0	4,949.4	5,154.3
Current Liabilities:
Current portion of long-term debt	110.8	60.4	5.4
Notes payable	653.5	648.0	560.6
Accounts payable	352.1	243.3	221.4
Accrued liabilities and other	391.1	497.5	365.1
Total Current Liabilities	1,507.5	1,449.2	1,152.5
Deferred Credits and Other Liabilities:
Deferred income taxes	602.8	511.4	498.1
Pension and postretirement benefit costs	274.4	309.0	272.1
Asset retirement obligations	551.0	540.1	344.7
Regulatory liabilities	423.5	343.7	472.3
Other	145.6	138.4	124.0
Total Deferred Credits and Other Liabilities	1,997.3	1,842.6	1,711.2
Total Capitalization and Liabilities	$8,936.8	$8,241.2	$8,018.0

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Six Months Ended March 31,
	2021	2020
Operating Activities:
Net Income	$276.3	$200.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	102.3	96.7
Deferred income taxes and investment tax credits	68.5	42.8
Changes in assets and liabilities	(293.7)	(18.3)
Other	5.8	(0.1)
Net cash provided by operating activities	159.2	321.7

Investing Activities:
Capital expenditures	(303.5)	(346.1)
Other	(0.8)	1.5
Net cash used in investing activities	(304.3)	(344.6)

Financing Activities:
Issuance of long-term debt	325.0	510.0
Repayment of long-term debt	(5.4)	(140.0)
Issuance (repayment) of short-term debt, net	5.5	(182.6)
Issuance of common stock	0.7	15.2
Dividends paid on common stock	(65.9)	(63.8)
Dividends paid on preferred stock	(7.4)	(7.4)
Other	(7.5)	(5.9)
Net cash provided by financing activities	245.0	125.5

Net Increase in Cash, Cash Equivalents, and Restricted Cash	99.9	102.6
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	4.1	5.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$104.0	$108.4

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Common Share (2)
Three Months Ended March 31, 2021
Net Income (Loss) [GAAP]	$166.4	$24.9	$(3.9)	$187.4	$3.55
Adjustments, pre-tax:
Missouri regulatory adjustments	(9.0)	—	—	(9.0)	(0.17)
Fair value and timing adjustments	0.2	19.9	—	20.1	0.39
Income tax effect of adjustments (1)	2.1	(5.0)	—	(2.9)	(0.06)
Net Economic Earnings (Loss) [Non-GAAP]	$159.7	$39.8	$(3.9)	$195.6	$3.71

Three Months Ended March 31, 2020
Net Income (Loss) [GAAP]	$142.3	$(3.3)	$(5.4)	$133.6	$2.54
Adjustments, pre-tax:
Provision for ISRS rulings	2.2	—	—	2.2	0.04
Fair value and timing adjustments	0.4	11.2	—	11.6	0.23
Income tax effect of adjustments (1)	(0.6)	(2.8)	—	(3.4)	(0.06)
Net Economic Earnings (Loss) [Non-GAAP]	$144.3	$5.1	$(5.4)	$144.0	$2.75

Six Months Ended March 31, 2021
Net Income (Loss) [GAAP]	$242.9	$40.1	$(6.7)	$276.3	$5.20
Adjustments, pre-tax:
Missouri regulatory adjustments	(9.0)	—	—	(9.0)	(0.18)
Fair value and timing adjustments	0.1	4.0	—	4.1	0.08
Income tax effect of adjustments (1)	2.1	(1.0)	—	1.1	0.02
Net Economic Earnings (Loss) [Non-GAAP]	$236.1	$43.1	$(6.7)	$272.5	$5.12

Six Months Ended March 31, 2020
Net Income (Loss) [GAAP]	$209.4	$—	$(8.8)	$200.6	$3.77
Adjustments, pre-tax:
Provision for ISRS rulings	4.8	—	—	4.8	0.09
Fair value and timing adjustments	0.4	14.9	—	15.3	0.30
Income tax effect of adjustments (1)	(1.2)	(3.7)	—	(4.9)	(0.10)
Net Economic Earnings (Loss) [Non-GAAP]	$213.4	$11.2	$(8.8)	$215.8	$4.06

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended March 31, 2021
Operating Income [GAAP]	$224.0	$31.7	$1.7	$—	$257.4
Operation and maintenance expenses	104.0	7.1	11.1	(3.2)	119.0
Depreciation and amortization	49.5	0.3	1.7	—	51.5
Taxes, other than income taxes	56.4	0.5	1.0	—	57.9
Less: Gross receipts tax expense	(42.1)	(0.1)	—	—	(42.2)
Contribution Margin [Non-GAAP]	391.8	39.5	15.5	(3.2)	443.6
Natural gas costs	619.2	(6.2)	0.1	6.0	619.1
Gross receipts tax expense	42.1	0.1	—	—	42.2
Operating Revenues	$1,053.1	$33.4	$15.6	$2.8	$1,104.9

Three Months Ended March 31, 2020
Operating Income (Loss) [GAAP]	$212.9	$(4.4)	$2.0	$—	$210.5
Operation and maintenance expenses	95.8	3.6	9.6	(3.3)	105.7
Depreciation and amortization	47.0	0.1	2.1	—	49.2
Taxes, other than income taxes	51.7	0.4	0.9	—	53.0
Less: Gross receipts tax expense	(37.6)	(0.2)	(0.1)	—	(37.9)
Contribution Margin [Non-GAAP]	369.8	(0.5)	14.5	(3.3)	380.5
Natural gas costs	271.6	33.6	0.1	(8.2)	297.1
Gross receipts tax expense	37.6	0.2	0.1	—	37.9
Operating Revenues	$679.0	$33.3	$14.7	$(11.5)	$715.5

Six Months Ended March 31, 2021
Operating Income [GAAP]	$330.8	$52.0	$7.5	$—	$390.3
Operation and maintenance expenses	207.0	10.4	19.7	(6.5)	230.6
Depreciation and amortization	98.1	0.6	3.6	—	102.3
Taxes, other than income taxes	91.9	0.7	1.4	—	94.0
Less: Gross receipts tax expense	(63.8)	(0.1)	—	—	(63.9)
Contribution Margin [Non-GAAP]	664.0	63.6	32.2	(6.5)	753.3
Natural gas costs	823.5	(5.5)	0.1	(17.8)	800.3
Gross receipts tax expense	63.8	0.1	—	—	63.9
Operating Revenues	$1,551.3	$58.2	$32.3	$(24.3)	$1,617.5

Six Months Ended March 31, 2020
Operating Income [GAAP]	$309.2	$—	$3.6	$—	$312.8
Operation and maintenance expenses	204.4	6.7	17.5	(6.3)	222.3
Depreciation and amortization	93.4	0.1	3.2	—	96.7
Taxes, other than income taxes	89.6	0.7	1.3	—	91.6
Less: Gross receipts tax expense	(62.2)	(0.2)	(0.1)	—	(62.5)
Contribution Margin [Non-GAAP]	634.4	7.3	25.5	(6.3)	660.9
Natural gas costs	513.1	58.1	0.2	(12.4)	559.0
Gross receipts tax expense	62.2	0.2	0.1	—	62.5
Operating Revenues	$1,209.7	$65.6	$25.8	$(18.7)	$1,282.4